Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-464-4917
Manchester, CT 06042-2378	www.lydall.com

Exhibit 99.1
NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS
FOR THE SECOND QUARTER ENDED JUNE 30, 2016

MANCHESTER, CT – August 2, 2016 – LYDALL, INC. (NYSE: LDL) today announced financial results for the second quarter ended June 30, 2016.

HIGHLIGHTS - Q2 2016 vs. Q2 2015

GAAP Financials:

•	Net sales of $137.2 million, up 2.0% from $134.6 million

•	Gross margin of 26.2%, up 100 basis points

•	Operating margin of 11.3%, down 140 basis points

◦	Corporate acquisition related expenses of $1.5 million, or 1.1% of net sales

•	Earnings per share of $0.63 compared to $0.64

Non-GAAP Financial Measures*:

•	Organic sales growth of 0.5%, with above market organic growth in three of four segments

•	Adjusted operating margin of 12.4%, down 30 basis points

•	Adjusted earnings per share up $0.06 to $0.70 after excluding discrete acquisition related expenses

*Reconciliations of the Non-GAAP financial measures to Lydall’s GAAP financial results are included at the end of this release. See also “Use of Non-GAAP Financial Measures” below.

Dale Barnhart, President and Chief Executive Officer, stated, “During the second quarter, Lydall delivered earnings of $0.63 per share, or adjusted earnings per share of $0.70 compared to $0.64 per share in the second quarter of 2015. From a revenue perspective, the Performance Materials segment reported sales growth of 15.1% due to share and market gains in air filtration, and to a lesser extent, timing of certain sales in life sciences filtration. Also, we continued to benefit from solid performance in the Thermal/Acoustical Fibers and Thermal/Acoustical Metals segments, driven by continued market strength and incremental growth from share gains and new product launches. In the Industrial Filtration segment, weakness in the power generation markets persisted as well as general market softness in China, resulting in a sales decline of 22.5% quarter-on-quarter, but the business was able to improve gross margin as a result of favorable product mix and lower raw material costs.”

Summary Results

Net sales in the second quarter of 2016 increased 2.0% to $137.2 million, compared to $134.6 million in the second quarter of 2015. Increased net sales in the Performance Materials, Thermal/Acoustical Fibers (“T/A Fibers”) and Thermal/Acoustical Metals (“T/A Metals”) segments of 15.1%, 13.2% and 9.2%, respectively, were partially offset by a sales decline of 22.5% in the Industrial Filtration segment. From an organic growth perspective, the Performance Materials, T/A Fibers and T/A Metals segments delivered above market growth rates, offset by a decline in the Industrial Filtration segment.

Gross margin improvement of 100 basis points was principally led by the Performance Materials segment, due to favorable product mix and greater sales volumes and a build ahead of inventory for third quarter shipments which drove improved absorption of costs. This was partially offset by lower gross margin from the T/A Metals segment primarily due to inefficiencies on new platform launches.

Operating margin was 11.3% in the second quarter of 2016 compared to 12.7% in the second quarter of 2015. Gross margin improvement of 100 basis points was offset by 110 basis points from acquisition related expenses and 130 basis points from other selling, product development and administrative expenses, including increases in accrued incentive compensation of $0.8 million, severance expenses of $0.6 million and other administrative expenses of $0.7 million. Adjusted operating margin, which excludes $1.5 million of discrete acquisition related expenses, decreased 30 basis points in the second quarter of 2016 to 12.4% compared to 12.7% in the second quarter of 2015.

Net income in the second quarter of 2016 was $10.8 million, or $0.63 per diluted share, compared to $10.8 million, or $0.64 per diluted share in the second quarter of 2015. Earnings per share in the second quarter of 2016 included $0.02 of foreign currency gains, included in other income and expense, net, primarily from the devaluation of the British Pound, compared to the second quarter of 2015 with foreign currency losses of $0.02 per share. Excluding discrete acquisition related expenses of $1.5 million, adjusted earnings per share were $0.70 for the second quarter of 2016.

Texel Acquisition

On July 7, 2016, Lydall completed the acquisition of Texel, a Canadian division of ADS, Inc., for $96.3 million, plus $6.9 million for an estimated working capital adjustment and acquired cash. The acquisition was financed with a combination of cash on hand and borrowing from the Company’s amended credit facility. Mr. Barnhart added, “The transaction strengthens Lydall’s position as an industry-leading, global provider of filtration media and engineered materials and expands the Company’s end markets into attractive adjacencies.” The acquisition is expected to be accretive to Lydall’s earnings, net of the effect of purchase accounting, and accretive to cash flow from operating activities within 12 months. It is estimated that approximately $1 million of additional transaction and integration expenses related to the acquisition will be incurred over the second half of 2016. Beginning with third quarter 2016 reporting, the acquisition will be included in Lydall’s Industrial Filtration operating segment, which will be renamed Technical Nonwovens.

On July 7, 2016, the Company amended its $100 million credit facility to increase the available borrowing under the revolving credit agreement from $100 million to $175 million, added a fourth participating lender and extended the maturity date from January 31, 2019 to July 7, 2021. The Company borrowed $85 million from this amended credit facility to fund the Texel Acquisition. As a result, the Company’s leverage ratio was approximately 1.3 to 1.0, which was below the maximum allowed ratio of debt to EBITDA of 3.0 to 1.0.

Liquidity

The Company generated cash from operating activities of $33.4 million in the first six months of 2016 compared to $4.5 million in the first half of 2015, primarily from improvements in working capital management, and to a lesser extent, improved operating performance and timing of payments. Cash balance was $82.7 million as of June 30, 2016, with $18.2 million used on July 7, 2016 to fund the Texel acquisition. The Company’s cash on hand and the amended credit facility provide additional capacity to support organic growth programs, fund capital investments and continue pursuits of attractive acquisitions that will drive profitable growth.

Outlook

Mr. Barnhart concluded, “Looking to the balance of the third quarter, orders in our automotive segments remain strong. In our Metals segment, we anticipate parts sales to be consistent with second quarter 2016 levels, and we expect improved operating margin performance going forward as we address recent product launch inefficiencies. In the

Performance Materials segment, we expect steady demand to continue in our air filtration markets, but expect operating margin performance to be more consistent with that seen in recent quarters as the second quarter 2016 absorption benefit from certain life sciences filtration sales and inventory builds for third quarter sales conclude. In the Industrial Filtration segment, integration of the Texel business has commenced, and while we are encouraged by improved quoting activity in the legacy power generation filtration markets, we expect softness in those markets to continue in the third quarter.”

Conference Call

Lydall will host a conference call on August 3, 2016, at 10:00 a.m. Eastern Time to discuss results for its second quarter ended June 30, 2016 as well as general matters related to its businesses and markets. The call may be accessed at (888) 338-7142, from within the U.S., or (412) 902-4181, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations' Section. A recording of the call will be available from 12:00 p.m. Eastern Time on August 3, 2016 through 11:59 p.m. Eastern Time, August 10, 2016 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, pass code 10090141. Additional information, including a presentation outlining key financial data supporting the conference call, can be found on the Company’s website www.lydall.com under the Investors Relations’ Section.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including organic sales, adjusted operating income, adjusted operating margin and adjusted earnings per share. The attached financial tables address the non-GAAP measures used in this press release and reconcile non-GAAP measures to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact, including statements related to the expected benefits of the Texel acquisition, expectations of the acquisition being accretive to Lydall’s earnings and cash flow from operating activities, and the estimated impact of transaction and integration expenses during the second half of 2016, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties which include, among others, worldwide economic cycles that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, challenges encountered by the Company in the integration of the Texel acquisition, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, foreign currency volatility, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, retention of key employees, increases in fuel prices, and outcomes of legal proceedings, claims and investigations, including violations of German anti-trust laws by employees in our German operation that could have a negative impact on the Company’s results of operations and financial condition. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Lydall’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part II, Item 1A - Risk Factors of Lydall’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2015.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

-MORE-

For further information:
David D. Glenn
Vice President, Corporate Development and Investor Relations
Telephone 860-646-1233
Facsimile 860-646-4917
info@lydall.com
www.lydall.com

Summary of Operations
In thousands except per share data
(Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,

	2016	2015	2016	2015

Net sales	$137,235	$134,561	$266,935	$261,867
Cost of sales	101,245	100,672	198,568	200,278
Gross profit	35,990	33,889	68,367	61,589

Selling, product development and administrative expenses	20,468	16,860	39,166	34,482
Operating income	15,522	17,029	29,201	27,107

Gain on sale of business	—	—	—	(18,647)
Interest expense	110	186	254	408
Other (income) expense, net	(499)	553	(666)	(469)
Income before income taxes	15,911	16,290	29,613	45,815

Income tax expense	5,098	5,473	9,631	16,061
Net income	$10,813	$10,817	$19,982	$29,754

Earnings per share:
Basic	$0.64	$0.65	$1.19	$1.78
Diluted	$0.63	$0.64	$1.17	$1.74

Weighted average number of common shares outstanding	16,864	16,681	16,844	16,759
Weighted average number of common shares and equivalents outstanding	17,074	16,948	17,036	17,055

Summary of Segment Information
and Other Products and Services
In thousands
(Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net Sales

Performance Materials Segment	$29,966	$26,032	$56,349	$51,090
Industrial Filtration Segment	27,840	35,902	59,047	70,102
Thermal/Acoustical Metals Segment	45,245	41,432	87,242	79,547
Thermal/Acoustical Fibers Segment	40,168	35,470	76,029	66,587
Other Products and Services:
Life Sciences Vital Fluids	—	—	—	1,671
Eliminations and Others	(5,984)	(4,275)	(11,732)	(7,130)
Consolidated Net Sales	$137,235	$134,561	$266,935	$261,867

Operating Income

Performance Materials Segment	$4,681	$2,265	$6,819	$3,571
Industrial Filtration Segment	3,219	4,552	7,145	7,706
Thermal/Acoustical Metals Segment	4,082	4,853	7,639	8,434
Thermal/Acoustical Fibers Segment	10,630	10,544	20,954	17,637
Other Products and Services:
Life Sciences Vital Fluids	—	—	—	118
Corporate Office Expenses	(7,090)	(5,185)	(13,356)	(10,359)
Consolidated Operating Income	$15,522	$17,029	$29,201	$27,107

Financial Position
In thousands except ratio data
(Unaudited)
	June 30, 2016	December 31, 2015

Cash and cash equivalents	$82,715	$75,909
Working capital	$160,902	$158,303
Total debt	$10,190	$20,479
Stockholders' equity	$265,939	$245,225
Total capitalization	$276,129	$265,704
Total debt to total capitalization	3.7%	7.7%

Cash Flows
In thousands	Quarter Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
	2016	2015	2016	2015

Net cash provided by operating activities	$20,624	$5,592	$33,407	$4,495
Net cash (used for) provided by investing activities	$(5,933)	$(4,102)	$(15,549)	$16,872
Net cash used for financing activities	$(66)	$(697)	$(10,603)	$(7,192)
Depreciation and amortization	$4,302	$4,275	$8,634	$8,637
Capital expenditures	$(5,933)	$(4,282)	$(15,549)	$(11,678)

Common Stock Data
	Quarter Ended June 30,
	2016	2015

High	$40.22	$32.75
Low	$32.01	$26.13
Close	$38.56	$29.56

During the second quarter of 2016, 5,385,450 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

Non-GAAP Measures
In thousands except ratio and per share data
(Unaudited)

The following table addresses the non-GAAP measures used in this press release and reconciles the non-GAAP measures to the most directly comparable GAAP measures:

	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net sales	$137,235	$134,561	$266,935	$261,867
Divested business	—	—	—	(1,671)
Net sales, adjusted	$137,235	$134,561	$266,935	$260,196

Gross Profit, as reported	$35,990	$33,889	$68,367	$61,589
Divested business	—	—	—	(534)
Gross Profit, adjusted	$35,990	$33,889	$68,367	$61,055

Gross Margin, as reported	26.2%	25.2%	25.6%	23.5%
Gross Margin, adjusted	26.2%	25.2%	25.6%	23.5%

Operating income, as reported	$15,522	$17,029	$29,201	$27,107
Divested business	—	—	—	(118)
Acquisition related expenses	1,547	—	2,108	—
Operating income, adjusted	$17,069	$17,029	$31,309	$26,989

Operating margin, as reported	11.3%	12.7%	10.9%	10.4%
Operating margin, adjusted	12.4%	12.7%	11.7%	10.4%

Earnings per share, reported	$0.63	$0.64	$1.17	$1.74
Gain on sale of Life Sciences Vital Fluids	$—	$—	$—	$(1.09)
Acquisition related expenses	$0.09	$—	$0.12	$—
Tax effect of above adjustments	$(0.02)	$—	$(0.03)	$0.40
Earnings per share, adjusted	$0.70	$0.64	$1.26	$1.05

This press release reports adjusted results for the quarter and six months ended June 30, 2016 which excludes corporate acquisition related expenses primarily related to the acquisition of Texel in July 2016 and the disposition of the Life Sciences Vital fluids business in January 2015.

Organic Sales
(Unaudited)

	Quarter Ended	Six Months Ended
	June 30,	June 30,
	2016	2016
Sales growth, as reported	2.0%	1.9%
Change in tooling sales	(1.6)%	(1.3)%
Foreign currency translation	0.1%	0.5%
Disposition of Life Sciences Vital Fluids business	—%	0.6%
Organic sales growth	0.5%	1.7%

This press release provides information regarding organic sales change, defined as net sales change excluding (1) sales from acquired and sold businesses (2) the impact of foreign currency translation and (3) tooling sales. Management believes that the presentation of organic sales change is useful to investors because it enables them to assess, on a consistent basis, sales trends related to the Company selling products to customers, without the impact of foreign currency rate changes that are not under management's control and do not reflect the performance of the Company and management. Tooling sales are excluded because tooling revenue is not generated from selling the Company's products to customers, but rather is reimbursement from our customers for the design and production of tools used by the Company in our manufacturing processes. Tooling sales can be sporadic and may mask underlying business conditions and obscure business trends.